Exhibit 10.5

Cloud Algorithm Service Platform Development Agreement

Contract No.: ____

Party A: ____

Business Registration No.: ____

Party B: Merry International Technical Services (Hong Kong) Limited

Business Registration No.: 69772907

In accordance with the provisions of relevant laws and regulations, and in the spirit of honesty, good faith, and mutual benefit, and following friendly negotiations between both Parties, the Parties have reached a cooperation intention regarding Party A’s engagement of Party B to develop the Cloud Algorithm Service Platform. This Agreement is hereby executed for mutual compliance.

1. Development Content

Party B agrees to and accepts Party A’s engagement to customise and develop the corresponding Cloud Algorithm Service Platform based on Party B’s existing Cloud Algorithm Service Platform Standard Edition, in accordance with Party A’s functional modules and other business requirements, and to provide development, installation, maintenance, and other services for the Cloud Algorithm Service Platform.

Project Name: Cloud Algorithm Service Platform Development

Cooperation Term: ____

Contract Price: ____ Hong Kong Dollars (in words: ____ ; in figures: HKD ____ ).

During the engagement term of this Agreement, all software development matters relating to the Cloud Algorithm Service Platform that Party A engages Party B to develop shall be governed by this Agreement. The specific development content of the Cloud Algorithm Service Platform is set out in the Annexes confirmed by both Parties and any supplementary documents subsequently agreed upon by both Parties.

2. Development Fee Payment Terms

In principle, both Parties shall, based on the business requirements confirmation content and amount determined through mutual negotiation, conduct acceptance in accordance with the development progress, and pay the corresponding instalments according to the development acceptance progress, with specifics subject to the acceptance report.

If other expenses arise during the project cooperation period (such as courier fees, printing fees, travel expenses, etc.), such expenses shall be settled separately based on actual circumstances or normal market rates.

If Party A requires Party B to provide subsequent updates and maintenance services for this project, the Parties shall settle such fees separately.

3. Change of Requirements

1.	During the development process, if Party A wishes to modify business requirements, add or optimise technical functions, Party A shall submit a written “Requirement Change / Addition Request Form” to Party B. Party B shall provide a written response within three (3) working days, which shall include the impact of such change on the contract price, project delivery date, system performance, project technical parameters, and contract terms.

2.	Upon receipt of Party B’s written response, Party A shall, within three (3) working days, notify Party B in writing whether it accepts the aforesaid response. If Party A accepts Party B’s aforesaid response, both Parties shall confirm such change in the form of a “Change Memorandum” and perform this Agreement in accordance with the amended terms.

3.	If Party B proposes change recommendations for certain project items, Party B shall explain the reasons for the change and the impact on this project, and shall elaborate in detail on the impact of such change on the contract price, project delivery date, performance of the Cloud Algorithm Service Platform, project technical parameters, and contract terms.

4. Acceptance of the Development Service Platform

1.	Upon completion of the corresponding development in accordance with Annex I, Party B shall provide Party A with a Phase Testing Application Report. Upon receipt of the Phase Testing Application Report, Party A shall conduct acceptance testing. Upon successful acceptance testing, Party A shall issue a “User Testing Acceptance Report” to Party B (see Annex).

2.	If, during the acceptance period, Party A determines based on sufficient and reasonable grounds that the development content has not passed the acceptance testing, and issues written modification comments to Party B within seven (7) days from the expiry of the acceptance period, Party B shall make improvements or modifications in accordance with such written modification comments (except where Party A’s requirements exceed the scope of this Agreement’s development purpose, existing industry technical standards, or are otherwise unreasonable). Upon completion of such modifications, both Parties shall re-conduct acceptance testing for such development content in accordance with the procedures set out in Clause 1 of this Article.

3.	Any portion of this project that is pending acceptance or has not passed acceptance shall not affect any portion that has previously passed acceptance.

5. Project Delivery

Party B shall strictly complete the software development work in accordance with the Annexes confirmed by both Parties, and shall promptly and truthfully report the development progress to Party A. Party B shall provide Party A with the necessary materials during the software development and construction process, as well as relevant documentation and necessary industry knowledge guidance required for preparatory work.

6. Party A’s Rights and Obligations

1.	Party A shall, in accordance with the requirements submitted, promptly provide Party B with the necessary data and information required for the construction of the Cloud Algorithm Service Platform, and shall provide cooperation conditions and auxiliary work to Party B.

2.	During the engagement term of this project, if Party A discovers any errors, functional abnormalities, malfunctions, or inconsistencies in the Cloud Algorithm Service Platform, it may notify Party B by written documents, telephone, email, or other means, and request Party B to provide technical maintenance services.

3.	Party A shall make payment to Party B within ninety (90) working days after the phase acceptance is completed.

4.	Party A shall be responsible for providing the operating environment and conditions for the system, including physical facilities such as computer room space, production computer equipment, and network environment, as well as cooperation from relevant technical and business departments.

5.	Party A shall be responsible for promptly organising testing and acceptance upon project completion, and confirming the development results.

7. Party B’s Rights and Obligations

1.	During the performance of this Agreement, Party B shall ensure that its technical development personnel possess the corresponding software development qualifications, capabilities, and stability, and meet any other requirements agreed upon between both Parties.

2.	Party B shall be responsible for delivering the development results to Party A in a timely manner and providing technical documentation and technical guidance to assist Party A in mastering the development results.

3.	When working at premises provided by Party A, Party B shall comply with Party A’s relevant company rules and regulations.

4.	Party B shall cooperate with Party A’s testing and acceptance work, and promptly correct or amend any systems, software, documents, back-end login accounts and passwords, data, and information relating to this project.

5.	Both Parties agree that Party B may apply to Party A for a project advance payment based on the preliminary preparation status of the project; the specific advance payment amount shall be determined according to the actual progress of the project.

8. Ownership and Intellectual Property Rights

1.	Copyrights and other intellectual property rights existing prior to the effective date of this Agreement shall not undergo any change in ownership. Neither Party shall acquire ownership of the other Party’s copyrights, patents, trade secrets, trademarks, or any other intellectual property rights by virtue of this Agreement. Intellectual property rights arising from systems belonging to the original copyright owner and inherently strongly associated iterative functions shall belong to the original intellectual property owner; the other Party shall enjoy usage rights within the scope agreed upon in this Agreement.

2.	Save for pre-existing copyrighted portions and inherently strongly associated iterative functions belonging to the original copyright owner, any results developed by Party A’s personnel that are distinct from Party B’s work, including application systems, source code, and technical documents, developed in accordance with the customised content determined through mutual negotiation between both Parties, shall belong to Party A. Party A shall be the owner of the copyright, patent application rights, patent rights, technical secrets, and other related intellectual property rights in such results. Party B shall enjoy authorship attribution rights, may retain copies related to the development results for Party B’s internal use, and may modify, update, iterate, adapt, translate, or combine such materials for the purpose of preparing other products for internal use by Party B, but shall not provide such materials to any third party in any manner.

3.	Where Party A uses third-party software provided by Party B, Party A shall comply with the usage terms agreed between Party B and such third party. Party B shall provide Party A with a copy of the written agreement between Party B and such third party for Party A’s reference.

4.	After accepting the software under this Agreement, Party A shall strictly comply with all applicable laws and regulations relating to intellectual property and software copyright protection, and shall use such software only within the scope stipulated in this Agreement. Party A shall not infringe upon the intellectual property rights of Party B or Party B’s third-party partners; otherwise, the infringing party shall compensate the other party for all losses arising therefrom.

9. Confidentiality

1.	During the performance of this Agreement, either Party may obtain the other Party’s trade secrets relating to this project. Both Parties shall exercise due care in transmitting and receiving such information.

2.	The party obtaining the other Party’s trade secrets may only use such trade secrets for the purpose of performing its obligations under this Agreement, and only relevant engineering and technical personnel may have access to such trade secrets. The party obtaining the other Party’s trade secrets shall adopt appropriate and effective measures to protect the obtained trade secrets, and shall not use, disseminate, or disclose such trade secrets without authorisation. Such trade secrets shall not be disclosed to external parties unless with the other Party’s written permission, or unless the information has been deemed by the owning party to no longer constitute a trade secret, or has already been made public.

3.	Both Parties shall keep the contents of this Agreement confidential. Without the other Party’s written consent, neither Party shall disclose this Agreement, its annexes, plans and project proposals relating to this Agreement, or email correspondence to any third party.

4.	Both Parties shall inform and appropriately restrain their relevant personnel, company branches, and other affiliated organisations that they remain subject to confidentiality obligations during the performance of this Agreement and after the purposes of this Agreement have been achieved. Where either Party, its employees, or its branches or other affiliated organisations breach the confidentiality obligations, the defaulting party shall compensate the other party for all losses arising therefrom and shall pay a penalty of twenty percent (20%) of the total contract price.

10. Liability for Breach of Contract

1.	If Party A fails to make timely payment in accordance with the payment terms and deadlines stipulated in this Agreement due to its own reasons, overdue interest shall be calculated at a daily rate of five ten-thousandths (0.05%) of the amount payable for each day of delay, as liquidated damages payable to Party B.

2.	If the project schedule is delayed due to either Party’s reasons, the defaulting party shall bear overdue interest calculated at a daily rate of five ten-thousandths (0.05%) of the settled amount under this Agreement for each day of delay, as liquidated damages payable to the other party, subject to a maximum of five percent (5%) of the contract amount.

3.	If Party B breaches any other obligations stipulated in this Agreement, Party B shall make corrections within the time requested by Party A.

11. Force Majeure

1.	If this Agreement cannot be performed or cannot be performed in accordance with the contractual stipulations due directly to force majeure events, including but not limited to earthquake, typhoon, flood, fire, war, and other unforeseeable events the occurrence and consequences of which cannot be foreseen, avoided, or overcome, the party affected by such force majeure shall be exempted from relevant contractual liabilities. The party affected by such force majeure shall immediately notify the other Party in writing, and shall provide detailed information regarding the force majeure and the reasons why this Agreement cannot be performed, or can only be partially performed, or requires extension of performance, together with valid supporting documents, within fifteen (15) days. Based on the extent to which the force majeure affects the performance of this Agreement, both Parties shall negotiate whether to terminate this Agreement, partially exempt the obligation to perform this Agreement, or extend the performance of this Agreement. Where force majeure occurs while one Party is delaying performance of this Agreement, the delaying Party’s contractual obligations shall not be exempted.

2.	The party affected by force majeure shall, to the greatest extent practicable, take reasonable actions and appropriate measures to mitigate the impact of the force majeure on the performance of this Agreement. Where a party fails to take appropriate measures resulting in an expansion of losses, that party shall not claim exemption or compensation for the expanded portion of the losses.

12. Dispute Resolution

If any dispute arises between the Parties in the course of performing this Agreement, the Parties shall first endeavour to resolve such dispute through friendly consultation. If consultation fails, both Parties agree to submit the dispute to the competent court at Party B’s domicile.

13. Amendment, Termination, Effectiveness, and Expiration of Contract

1.	This Agreement shall become effective upon execution by affixing the official seal or contract special seal by both Parties.

2.	Once executed, neither Party may alter this Agreement without the other Party’s consent. The annexes listed in this Agreement shall, upon signature by both Parties, constitute integral parts of this Agreement and shall be binding upon both Parties. If any amendment, supplement, or modification to this Agreement is required during performance, the Parties shall execute a separate written agreement.

3.	Both Parties confirm that written notices between the Parties may be delivered and exchanged via email, and that email correspondence shall be deemed as written agreement between both Parties having equal legal effect as this Agreement.

4.	This Agreement is made in two (2) originals, with each Party holding one (1) original, each having equal legal effect.

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Party A (Signature/Seal):	____

Party B (Signature/Seal):	Merry International Technical Services (Hong Kong) Limited

Date of Execution:	____ Year ____ Month ____ Day

Annex: [Functional Requirements List]

No.	Functional Requirement	Currency
		USD	HKD
1
2
3
Total